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                                                                     Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 12, 2002, relating to the financial statements and financial highlights which appear in the February 28, 2002 Annual Reports to Shareholders of Strategic Partners Opportunity Funds (consisting of Strategic Partners Focused Growth Fund, Strategic Partners Focused Value Fund, and Strategic Partners New Era Growth Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.







PricewaterhouseCoopers LLP
New York, New York
April 23, 2002